Exhibit 99.2

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank manager, lawyer or other professional advisor.

The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

June 27, 2008

OFFER TO PURCHASE

all of the issued and outstanding Common Shares (together with associated rights under the shareholder rights plan)

of

VIRTEK VISION INTERNATIONAL INC.

at

CDN$0.65 in cash, without interest, per Common Share

by

StockerYale Waterloo Acquisition Inc., a wholly-owned subsidiary of

STOCKERYALE, INC.

The offer (the “Offer”) by StockerYale Waterloo Acquisition Inc. (the “Offeror”), a wholly-owned subsidiary of StockerYale, Inc. (“StockerYale”), to purchase all of the issued and outstanding common shares of Virtek Vision International Inc. (“Virtek” or the “Company”) together with the associated rights (the “SRP Rights”) issued and outstanding under the shareholder rights plan of Virtek (collectively, the “Common Shares”), including Common Shares that may become outstanding on the exercise or conversion of existing rights (other than SRP Rights), is open for acceptance until 11:59 p.m., Toronto time, on August 1, 2008, unless the Offer is extended or withdrawn by the Offeror (the “Expiry Time”).

The Offer is subject to certain conditions, including there being validly deposited under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which constitutes at least 66 2/3% of the issued and outstanding Common Shares (on a fully diluted basis) and the provisions of the shareholder rights plan of Virtek being waived, invalidated or cease traded. Each of the conditions of the Offer is set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

The purchase price payable under the Offer represents (a) a 20% premium over the closing price of the Common Shares of CDN$0.54 on the Toronto Stock Exchange (“TSX”) on June 26, 2008, the last day during which the Common Shares were traded prior to announcement of this Offer, (b) a 48% premium over the closing price of the Common Shares of CDN$0.44 on the TSX on May 13, 2008, the day StockerYale first made an offer to the board of directors of Virtek, (c) a 59% premium above the 30-day average closing price of the Common Shares ended May 13, 2008, and (d) a 63% premium above the 90-day average closing price of the Common Shares ended May 13, 2008.

Shareholders who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Acceptance and Transmittal (printed on blue paper) or a manually signed facsimile thereof and deposit it, prior to the Expiry Time, together with certificates representing their Common Shares, in accordance with the instructions in the Letter of Acceptance and Transmittal with Computershare Investor Services Inc. (the “Depositary”). Alternatively, Shareholders may (a) accept the Offer by following the procedures for book-entry transfer of Common Shares set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance—Acceptance by Book-Entry Transfer” or (b) follow the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance—Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a manually signed facsimile thereof. Persons whose Common Shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offer.

Questions and requests for assistance may be directed to the Information Agent, The Laurel Hill Advisory Group, toll-free at 1-888-211-2293 (English and French speakers) or to the Depositary. Additional copies of this document, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Depositary at its addresses shown on the last page of this document.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

This transaction has not been approved or disapproved by the United States Securities and Exchange Commission or any other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the Offer to Purchase and the Circular. Any representation to the contrary is unlawful.

The Offer is made for the securities of a foreign issuer under the Multi-Jurisdictional Disclosure System and while the Offer is subject to applicable disclosure requirements in Canada, Shareholders should be aware that such requirements are different from those in the United States.

The enforcement by Shareholders of civil liabilities under United States securities laws may be affected adversely by the fact that the Offeror, some of the Company’s officers and directors are non-residents of the United States, a substantial portion of the assets of the Company and said persons may be located outside the United States and some of the experts named in the Circular are non-residents of the United States. It may be difficult to compel a foreign company and its affiliates to subject themselves to the judgment of a United States court.

Shareholders should be aware that the Offeror or its Affiliates, directly or indirectly, may bid for or make purchases of Common Shares, or of related securities of the Company, during the period of the Offer, as permitted by applicable Canadian laws or provincial laws or regulations and defined in Section 12 of the Offer to Purchase, “Market Purchases”.

This document does not address any United States federal income tax consequences of the Offer to Shareholders in the United States. Shareholders in the United States should be aware that disposition of Common Shares may have tax consequences both in the United States and in Canada, which may not be described, or fully described, here. Accordingly, Shareholders in the United States should consult their own tax advisors with respect to their particular circumstances and tax considerations applicable to them.

EXCHANGE RATE INFORMATION

All dollar references in the Offer to Purchase and Circular are to Canadian dollars, unless otherwise indicated. On June 26, 2008, the Bank of Canada noon exchange rate was US$0.988 for CDN$1.00.

FORWARD LOOKING STATEMENTS

Certain statements set forth in the Offer to Purchase and Circular (as well as in oral statements or other written statements made or provided or to be made or provided by the Offeror or StockerYale) which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. For information about risks and uncertainties that could adversely affect StockerYale’s forward-looking statements, please refer to StockerYale’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, and its Current Reports on Form 8-K.

NOTICE TO OPTIONHOLDERS

The Offer is made only for Common Shares and is not made for any options or any other rights to acquire Common Shares (other than SRP Rights). Any holder of options or other rights to acquire Common Shares (other than SRP Rights) who wishes to accept the Offer must exercise such options or other rights to obtain Common Shares and deposit certificates representing those Common Shares under the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to assure the holders of options or other rights to acquire Common Shares that they will have Common Share certificate(s) available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance—Procedure for Guaranteed Delivery”. The income tax consequences to holders of options or any other rights to acquire Common Shares are not described under “Certain Canadian Federal Income Tax Considerations” in Section 15 of the Circular. Any holders of options or any other rights to acquire Common Shares should consult their own tax advisors for advice with respect to the actual or potential income tax consequences to them in connection with a decision they may make to exercise, or not to exercise, their options or other rights to acquire Common Shares prior to the Expiry Time or thereafter.

GLOSSARY

In the Offer, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

“Affiliate” has the meaning ascribed thereto in the Securities Act (Ontario);

“AMF” means the Autorité des marchés financiers du Québec;

“Agent’s Message” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance—Acceptance by Book-Entry Transfer”;

“Appointee” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance—Power of Attorney”;

“Associate” has the meaning ascribed thereto in the Securities Act (Ontario);

“Book-Entry Confirmation” means a confirmation of a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account at CDS and/or DTC, as applicable;

“business day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario, Canada;

“CDS” means CDS Clearing and Depositary Services Inc.;

“CDSX” means the CDS on-line tendering system pursuant to which book entry transfers may be effected;

“Circular” means the take-over bid circular accompanying the Offer and forming part of the Offer;

“Common Shares” means common shares of the Company as constituted on the date hereof, together, unless the context otherwise requires, with the associated SRP Rights;

“Company” or “Virtek” means Virtek Vision International Inc., a corporation governed by the OBCA;

“Compelled Acquisition” has the meaning ascribed thereto in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited—Compelled Acquisition”;

“Compulsory Acquisition” has the meaning ascribed thereto in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited—Compulsory Acquisition”;

“Deposit Period” means the period commencing on the date hereof and ending at the Expiry Time;

“Deposited Securities” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance—Dividends and Distributions”;

“Depositary” means Computershare Investor Services Inc.;

“Distributions” has the meaning set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance—Dividends and Distributions”;

“DTC” means the Depositary Trust Company;

“Eligible Institution” means a Canadian Schedule 1 chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP);

“Expiry Time” means 11:59 p.m., Toronto time, on August 1, 2008, or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”;

“fully diluted basis” means, with respect to the number of outstanding Common Shares at any time, such number of outstanding Common Shares calculated assuming that all outstanding options, warrants and other rights to purchase Common Shares, other than SRP Rights, are exercised in full and that all outstanding convertible securities of the Company, other than SRP Rights, are converted;

“Going Private Transaction” unless otherwise defined has the meaning ascribed thereto in MI 61-101;

“Holder” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Information Agent” means The Laurel Hill Advisory Group;

“Letter of Acceptance and Transmittal” means, the letter of acceptance and transmittal in the form printed on blue paper accompanying the Offer to Purchase and Circular;

“Lock-Up Agreements” means those certain letter agreements executed by and between the Company and each Locked-Up Shareholder;

“Locked-Up Shareholders” means such Shareholders who have exercised a Locked-Up Agreement with StockerYale including Howson Tattersall Investment Counsel Limited and MMCAP Int’l Inc. SPC;

“MI 61-101” means Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions;

“Minimum Condition” has the meaning ascribed thereto in paragraph (a) of Section 4 of the Offer to Purchase, “Conditions of the Offer”;

“Non-resident Shareholder” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form printed on green paper accompanying the Offer to Purchase and Circular;

“OBCA” means the Business Corporations Act (Ontario), as amended;

“Offer” means the offer to purchase Common Shares made hereby to Shareholders, the terms and conditions of which are set forth in the Offer to Purchase, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery;

“Offer to Purchase” means the Offer to Purchase dated June 27, 2008;

“Offeror” means StockerYale Waterloo Acquisition Inc., a corporation governed by the OBCA and a wholly-owned subsidiary of StockerYale;

“Offeror’s Notice” has the meaning ascribed thereto in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited—Compulsory Acquisition”;

“OSC” means the Ontario Securities Commission;

“Person” includes any individual, body corporate, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, or any form of unincorporated entity;

“Purchased Securities” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance—Power of Attorney”;

“Rights Certificates” means the certificates representing the SRP Rights;

“SEC” means the United States Securities and Exchange Commission;

“Separation Time” or equivalent defined term that may be used in the Shareholder Rights Plan means the time at which the SRP Rights separate from the Common Shares under the Shareholder Rights Plan;

“Shareholder” means a holder of Common Shares;

“Shareholder Rights Plan” means the shareholder rights plan adopted by the board of directors of Virtek on June 23, 2008;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan;

“StockerYale” means StockerYale, Inc., a corporation governed by the laws of the Commonwealth of Massachusetts of the United States of America;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 6 of the Circular, “Acquisition of Common Shares Not Deposited—Subsequent Acquisition Transaction”;

“Subsidiaries” means collectively, the Company’s direct and indirect subsidiaries, including but not limited to Virtek Laser Systems North America, Inc., Virtek European Holdings Inc., Virtek Asia Pacific Inc., Foba Technology + Services GmbH, Foba Italia S.r.l and Kontec GmbH;

“Tax Act” means the Income Tax Act (Canada), as amended; and

“TSX” means The Toronto Stock Exchange.

SUMMARY

The following is a summary only and is qualified by the detailed provisions contained elsewhere in the Offer to Purchase and Circular. Certain capitalized words and terms used in this Summary are defined in the Glossary. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars. Shareholders are urged to read the Offer to Purchase and Circular in their entirety.

The Offer

The Offeror is offering to purchase, upon the terms and subject to the conditions described in the Offer to Purchase, all of the issued and outstanding Common Shares, including Common Shares which may become outstanding prior to the Expiry Time on the exercise or conversion of existing options, warrants or other rights to purchase Common Shares (other than SRP Rights), at a price of CDN$0.65 in cash per Common Share. The purchase price payable under the Offer represents (a) a 20% premium over the closing price of the Common Shares of CDN$0.54 on the TSX on June 26, 2008, the last day during which the Common Shares were traded prior to announcement of this Offer, (b) a 48% premium over the closing price of the Common Shares of CDN$0.44 on the TSX on May 13, 2008, the day StockerYale first made an offer to the board of directors of the Company, (c) a 59% premium above the 30-day average closing price of the Common Shares ended May 13, 2008, and (d) a 63% premium above the 90-day average closing price of the Common Shares ended May 13, 2008.

StockerYale

StockerYale is a corporation incorporated under the laws of the Commonwealth of Massachusetts of the United States, and is a leading international designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, which currently operates from its locations in the United States, Canada, the United Kingdom and Ireland. StockerYale’s head office is located at 32 Hampshire Road, Salem, New Hampshire, 03079, United States. StockerYale’s website is www.stockeryale.com. Information contained on StockerYale’s website is not incorporated by reference herein.

The Offeror is a wholly-owned subsidiary of StockerYale incorporated under the OBCA. The registered office of the Offeror is located at Suite 3800, Royal Bank Plaza, South Tower, Toronto, Ontario, M5J 2Z4, Canada.

Virtek

Virtek’s public disclosure indicates that it is a leading provider of precision laser-based systems which presently operates in two segments. The Imaging & Templating segment uses low wattage (less than 5 milliwatts) lasers for inspecting two-dimensional components and for the projection of customer specific files on to various work surfaces. The Marking & Engraving segment uses higher powered lasers (greater than 10 watts) for marking or engraving precision industrial applications. Virtek’s products enable its worldwide customers in the prefabricated construction, transportation, metalworking, glass, tool and die and mold making industries to produce their products faster, with better quality and at lower cost. The majority of Virtek’s sales are to customers in the United States and Europe. Virtek maintains five offices located in Waterloo, Ontario, Canada; Boston, Massachusetts, United States; Lüdenscheid and Nürnberg, Germany; and Busto Arsizio, Italy. The Common Shares are listed on the TSX under the stock symbol VRK.

Virtek is a corporation incorporated under the OBCA. Virtek’s registered and principal office is located at 785 Bridge Street, Waterloo, Ontario, N2V 2K1, Canada. Virtek’s website is www.virtek.ca. Information contained on Virtek’s website is not incorporated by reference herein.

Time for Acceptance

The Offer is open for acceptance until 11:59 p.m., Toronto time, on August 1, 2008 unless the Offer is extended or withdrawn by the Offeror. See Section 2 of the Offer to Purchase, “Time for Acceptance”.

Conditions of the Offer

The Offeror has the right to withdraw the Offer at the Expiry Time and not take up and pay for any Common Shares deposited under the Offer unless all of the conditions described in Section 4 of the Offer to Purchase, “Conditions of the Offer”, are satisfied or waived by the Offeror at or prior to the Expiry Time. Those conditions include there having been validly deposited under the Offer and not withdrawn, at the Expiry Time, a number of Common Shares which constitute at least 66 2/3% of the outstanding Common Shares (on a fully diluted basis) and the provisions of the Shareholder Rights Plan being waived, invalidated or cease traded. Each of the conditions of the Offer is set forth in Section 4 of the Offer to Purchase, “Conditions of the Offer”.

Manner of Acceptance

A Shareholder wishing to accept the Offer must deposit the certificate(s) representing such Shareholder’s Common Shares, together with the Letter of Acceptance and Transmittal (printed on blue paper) or a manually signed facsimile thereof, properly completed and duly executed, at or prior to the Expiry Time, at any one of the offices of the Depositary specified in the Letter of Acceptance and Transmittal. Instructions are contained in the Letter of Acceptance and Transmittal which accompanies the Offer to Purchase and Circular. A Shareholder wishing to accept the Offer whose Common Shares are held in the name of a nominee should request the broker, investment dealer, bank, trust company or other nominee to deposit such Shareholder’s Common Shares. A Shareholder wishing to accept the Offer and whose certificates are not immediately available or who cannot deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time may accept the Offer by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance—Procedure for Guaranteed Delivery”.

Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Shareholders may also accept the Offer by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and executed Letter of Acceptance and Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary at or prior to the Expiry Time.

Shareholders who have deposited their Common Shares pursuant to the Offer will be deemed to have deposited the SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights and no part of the consideration to be paid by the Offeror for the Common Shares will be allocated to the SRP Rights.

Shareholders will not be required to pay any fee or commission if they accept the Offer by transmitting their Common Shares directly to the Depositary.

Withdrawal of Deposited Securities

Common Shares deposited under the Offer may be withdrawn at any time if the Common Shares have not been taken up by the Offeror and in the other circumstances discussed in Section 6 of the Offer to Purchase, “Withdrawal of Deposited Securities”.

Payment for Deposited Securities

Upon the terms and subject to the conditions of the Offer, the Offeror will take up and pay for Common Shares validly deposited under the Offer and not withdrawn not later than ten (10) days after the Expiry Time. Any Common Shares taken up will be paid for by the Offeror as soon as possible, and in any event not more than three (3) business days after they are taken up. If the Offer is extended, any Common Shares deposited under the Offer after the first date upon which Common Shares are taken up under the Offer and accepted by the Offeror will be taken up and paid for within ten (10) days of such deposit. See Section 7 of the Offer to Purchase, “Payment for Deposited Securities”.

Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares. If permitted by applicable law, subsequent to the completion of the Offer and any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Common Shares from the TSX and will take all steps necessary to terminate the Company’s status as a “reporting issuer” for purposes of relevant Canadian securities legislation. The effect of these actions will be that the Company will no longer be required under applicable securities legislation to file publicly, or to provide to security holders or others, financial information or timely disclosure with respect to its business or affairs and that the Common Shares will no longer have an active market on which they may be traded. As a result, the liquidity and market value of any remaining Common Shares held by the public may be adversely affected.

Reasons to Accept the Offer

The Offeror believes that the price of CDN$0.65 cash per Common Share is fair consideration for the Common Shares it is seeking to acquire under the Offer. The price of CDN$0.65 cash per Common Share gives Shareholders the opportunity to fully monetize their investment in the Company without having to pay any brokerage fees or commissions in a transaction which provides them (a) a 20% premium over the closing price of the Common Shares of CDN$0.54 on the TSX on June 26, 2008, the last day during which the Common Shares were traded prior to announcement of this Offer, (b) a 48% premium over the closing price of the Common Shares of CDN$0.44 on the TSX on May 13, 2008, the day StockerYale first made an offer to the board of directors of the Company, (c) a 59% premium above the 30-day average closing price of the Common Shares ended May 13, 2008, and (d) a 63% premium above the 90-day average closing price of the Common Shares ended May 13, 2008.

Acquisition of Common Shares Not Deposited

If the Offer is accepted by the holders of not less than 90% of the Common Shares (other than Common Shares held at the date hereof by or on behalf of the Offeror and its Affiliates and Associates, as described in the OBCA), the Offeror currently intends to acquire the remaining Common Shares pursuant to a Compulsory Acquisition. If a Compulsory Acquisition is not available, the Offeror currently intends to cause a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization or other transaction that constitutes a Subsequent Acquisition Transaction for the purpose of enabling the Offeror or an Affiliate of the Offeror to acquire all of the Common Shares not acquired under the Offer. If the Minimum Condition is satisfied and the Offeror takes up and pays for the Common Shares deposited under the Offer, the Offeror should own sufficient Common Shares to effect such Subsequent Acquisition Transaction. See Section 6 of the Circular, “Acquisition of Common Shares Not Deposited”.

Shareholder Rights Plan

On June 23, 2008, Virtek announced by press release that its board of directors had adopted the Shareholder Rights Plan, which has not been ratified by Shareholders. Based on the very brief description of the Shareholder Rights Plan in Virtek’s June 23, 2008 press release, the Offer is not a “permitted bid” for the purposes of the Shareholder Rights Plan because it is not open for acceptance for a minimum of 60 days. Accordingly, in order for the Offer to proceed, the Shareholder Rights Plan must be terminated or action must be taken by the board of directors of Virtek or by a securities commission or court of competent jurisdiction to remove the effect of the Shareholder Rights Plan and permit the Offer to proceed. See Section 13 of the Circular, “Shareholder Rights Plan”.

The Offeror believes that at the Expiry Time, Virtek and its board of directors and Shareholders will have had more than adequate time to fully consider the Offer and any available alternative transactions and to determine whether to deposit their Common Shares under the Offer.

The Offer is being made on the condition, among others, that the Shareholder Rights Plan does not and will adversely affect the Offer or the Offeror either before or on consummation of the Offer or the purchase of Common Shares under a Compulsory Acquisition or consummation of any Subsequent Acquisition Transaction. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

Certain Canadian Federal Income Tax Considerations

The sale of Common Shares pursuant to the Offer will be a taxable disposition for Canadian federal income tax purposes and will give rise to tax consequences to the depositing Shareholder. See Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

Depositary

Computershare Investor Services Inc. is acting as Depositary under the Offer and will receive deposits of certificates representing Common Shares and accompanying Letters of Acceptance and Transmittal at the offices specified in the Letter of Acceptance and Transmittal. The Depositary will receive Notices of Guaranteed Delivery at the office specified in the Notice of Guaranteed Delivery as described in Section 17 of the Circular, “Depositary and Information Agent”. Questions and requests for assistance relating to the Offer may be directed to the Information Agent or to the Depositary at the phone numbers below:

The Depositary, Computershare Investor Services Inc., may be reached at the following numbers:

Toll Free (North America): 1-800-564-6253 and Overseas: 1-514-982-7555.

The Information Agent, The Laurel Hill Advisory Group, may be reached at the following number:

Toll Free (English and French speakers): 1-888-211-2293.

Lock-Up Agreement

Pursuant to the Lock-Up Agreements, the Locked-Up Shareholders have agreed (i) to vote (or cause to be voted), all of the Common Shares currently owned or controlled by the Locked-Up Shareholders, being an aggregate of 5,867,300 Common Shares in favour of the approval of a transaction in the form of a merger type transaction at any meeting of shareholders of the Company called for that purpose or at any adjournment thereof or pursuant to any written consent, authorization or document, (ii) to tender such Common Shares to the Offeror in connection with completion of the Offer and (iii) not sell, transfer, assign, grant a participation interest in, grant a security or voting interest in or otherwise convey or encumber such Common Shares to any person other than the Offeror or grant any voting proxies or power of attorney or deposit any such Common Shares into any voting trust. The Locked-Up Shareholders’ Common Shares represent approximately 17.5% of the Company’s issued and outstanding Common Shares. See Section 14 of the Circular, “Arrangements, Agreements or Understandings—Lock-Up Agreement”.

QUESTIONS AND ANSWERS

Who is offering to buy my Common Shares?

•

The Offeror, a corporation governed by the OBCA and a wholly-owned subsidiary of StockerYale, is offering to buy your Common Shares. The Offeror was formed for the purpose of making this Offer, and it has carried on no activities other than in connection with making this tender offer.

•	StockerYale is a leading international designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs.

•	See Section 1 of the Circular “The Offeror”.

What securities are you offering to purchase?

•	We are offering to purchase all of the issued and outstanding Common Shares of the Company. See Section 1 of the Offer to Purchase “The Offer”.

How much are you offering to pay for my Common Shares and what is the form of payment?

•	We are offering to pay you CDN$0.65 in cash, without interest, per Common Share, upon the terms and subject to the conditions contained in the Offer to Purchase and Circular.

Why are you making the Offer?

•

We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. If the Offer is consummated, StockerYale intends, as soon as practicable after consummation of the Offer, to acquire any Common Shares not deposited under the Offer by Compulsory Acquisition if available, or propose a Subsequent Acquisition Transaction in each case at a cash price equal to that paid per Common Share under the Offer. See Section 6 of the Circular “Acquisition of Common Shares Not Deposited”.

What are the most significant conditions of the Offer?

•	We are not obligated to purchase any Common Shares unless, prior to the expiration of the Offer:

•	there shall have been validly deposited under the Offer and not withdrawn a number of Common Shares which constitute at least 66 2/3% of the outstanding Common Shares (on a fully diluted basis);

•

all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions which in the Offeror’s sole judgment are necessary or desirable to obtain in connection with the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained or concluded on terms and conditions satisfactory to the Offeror in its sole judgment;

•

the Offeror shall have determined, in its sole judgment that, on terms satisfactory to the Offeror: (i) the board of directors of the Company shall have waived the application of the Shareholder Rights Plan to the purchase of Common Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Common Shares upon the exercise of the SRP Rights in relation to the purchase of Common Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Common Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

•

the Offeror shall have determined, in its sole judgment, that no assets, property right, franchise or license of the Company or any of its Subsidiaries has been or will be materially adversely affected as a result of the making of the Offer, the taking up and paying for Common Shares deposited under the Offer, or the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction;

•

the Offeror shall have determined, in its sole judgment, that there shall not, after the date of the Offer, have occurred, developed or come into effect or existence any event, action, state, condition, material adverse change, or financial occurrence of national or international consequence (including without limitation a change in the general political, market, legal economic or financial condition in any country that could have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or commencement of war, armed hostilities, terrorist activities or other national or international calamity involving any jurisdiction in which the Company operates its business) or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which materially adversely affects or involves, or may materially adversely affect or involve, the general economic, financial, currency exchange, securities or industrial lasers, prefabricated construction transportation, metalworking, tool and die, and mold-making industries in Canada or elsewhere where the Company operates its business, or the financial condition (including working capital), business, operations, assets, affairs or prospects of the Company and its Subsidiaries taken as a whole; and

•

there shall not exist and shall not have occurred (except to the extent that the same shall have been disclosed, generally or to the Offeror in writing prior to the commencement of the Offer) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, working capital, results of operations, cash flows, properties, articles, by-laws, licenses, permits, rights, or privileges, whether contractual or otherwise, or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of the Company or its Subsidiaries which is or may be materially adverse to the Company and its Subsidiaries taken as a whole or the value of the Common Shares to the Offeror.

•

These and other conditions to our obligations to purchase the Common Shares tendered in the Offer are described in greater detail in Section 4 of the Offer to Purchase “Conditions of the Offer”. The Offeror can waive any and all of the conditions of the Offer.

Will you have the financial resources to pay for the shares?

•

Yes. Our Offer is not subject to any financing condition. StockerYale will provide the Offeror with the funds necessary to purchase the Common Shares in the Offer and to pay related expenses. StockerYale intends to fund the Offer, in part, with cash on hand. In addition, StockerYale has obtained a commitment from Laurus Master Fund, Ltd. and its affiliates to fund the remainder of the cash amount required to purchase the Common Shares. Laurus Master Fund, Ltd. is an existing lender and shareholder of StockerYale. If StockerYale is able to obtain financing prior to expiry of the Offer on terms more favourable to it than that offered under the current commitment, StockerYale may do so.

How long do I have to decide whether to tender in the Offer?

•

You have until the expiration of the Offer to tender your Common Shares. The Offer currently is scheduled to expire at 11:59 p.m., Toronto time, on August 1, 2008, or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”.

How will I be notified if the Offer is extended?

•

If the Offeror decides to extend the Offer, the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice to all holders of Common Shares whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will, as soon as practicable after giving notice of a change in information to the Depositary, make a public announcement of the change in information and provide a copy of the public announcement to the TSX. See Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”.

How do I tender my Common Shares?

•

To tender your Common Shares in the Offer, you must deposit the certificate(s) representing your Common Shares, together with the Letter of Acceptance and Transmittal (printed on blue paper) or a manually signed facsimile thereof, properly completed and duly executed, at or prior to 11:59 p.m., Toronto time, on August 1, 2008, or such later time and date as may be fixed by the Offeror, at any one of the offices of the Depositary specified in the Letter of Acceptance and Transmittal. Instructions are contained in the Letter of Acceptance and Transmittal which accompanies the Offer to Purchase and Circular. If your Common Shares are held in the name of a nominee you should request the broker, investment dealer, bank, trust company or other nominee to deposit your Common Shares. If your certificates are not immediately available or you cannot deliver your certificates and all other required documents to the Depositary at or prior to the Expiry Time, you may accept the Offer by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance—Procedure for Guaranteed Delivery”.

•	Shareholders may also accept the Offer by following the procedures for book-entry transfer. See Section 3 of the Offer to Purchase, “Manner of Acceptance—Acceptance by Book-Entry Transfer.”

Can I withdraw my previously tendered Common Shares?

•

Yes. Common Shares deposited under the Offer may be withdrawn at any time if the Common Shares have not been taken up by the Offeror and in the other circumstances discussed in Section 6 of the Offer to Purchase, “Withdrawal of Deposited Securities”.

What does the board of directors of Virtek think of the Offer?

•

On May 13, 2008, StockerYale made a written offer to the board of directors of Virtek to acquire all of the outstanding Common Shares of Virtek for aggregate consideration of CDN$0.65 per share, representing a total purchase price of approximately CDN$22 million. StockerYale’s proposal would have provided Virtek’s Shareholders with approximately 7,790,000 shares of StockerYale common stock (representing approximately 19.9% of StockerYale’s outstanding common stock) and the remainder of the purchase price in cash. On May 16, 2008, Virtek issued a press release stating it had received an unsigned, unsolicited letter from StockerYale pursuant to which StockerYale expressed an interest in pursuing the possible acquisition of Virtek. On May 19, 2008, StockerYale issued a press release stating that it proposed to acquire all of the outstanding common shares of Virtek for consideration of CDN$0.65 per share, representing a total purchase price of approximately CDN$22 million. StockerYale never received a formal response from Virtek’s board of directors to its written offer. StockerYale made multiple efforts to engage in meaningful discussions with Virtek’s board of directors through letters, e-mails and telephone calls to set up meetings to discuss StockerYale’s offer, but Virtek would not agree to meet with StockerYale to discuss the offer. On June 9, 2008, Virtek formally announced its decision not to pursue the possible sale of Virtek to StockerYale. On June 16, 2008, StockerYale issued a press release announcing its intention to acquire the Company. The press release indicated that StockerYale intended to pursue one of two transactions to acquire the Company: (i) an acquisition of the Company for CDN$0.70 per Common Share in cash and stock after reaching agreement with the Company’s board of directors or (ii) in the absence of an agreement with the Company’s board of directors, a takeover bid for 100% of the issued and outstanding Common Shares for CDN$0.65 per share in cash. On June 18, 2008, the Company issued another press release announcing that it believes the proposals by StockerYale to acquire the Company do not represent fair value to the Company’s shareholders, considering the inherent value of the Company’s assets. As such, StockerYale has decided to commence this Offer to purchase each Common Share at CDN$0.65 per share in cash.

What is the market value of my Common Shares as of a recent date?

•

The purchase price payable under the Offer represents (a) a 20% premium over the closing price of the Common Shares of CDN$0.54 on the TSX on June 26, 2008, the last day during which the Common Shares were traded prior to announcement of this Offer, (b) a 48% premium over the closing price of the Common Shares of CDN$0.44 on the TSX on May 13, 2008, the day StockerYale first made an offer to the board of directors of the Company, (c) a 59% premium above the 30-day average closing price of the Common Shares ended May 13, 2008, and (d) a 63% premium above the 90-day average closing price ended May 13, 2008. Please obtain a recent quotation for your Common Shares prior to deciding whether or not to tender.

Who can I talk to if I have questions about the Offer?

•

Questions and requests for assistance may be directed to the Information Agent, The Laurel Hill Advisory Group, toll-free at 1-888-211-2293 (English and French speakers) or to the Depositary. Additional copies of the Offer, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Depositary at its addresses shown on the last page of the Circular.

OFFER TO PURCHASE

June 27, 2008

TO: THE HOLDERS OF COMMON SHARES OF VIRTEK

1.	The Offer

The Offeror hereby offers to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares, including any Common Shares which may become outstanding after the date of the Offer upon the exercise or conversion of existing outstanding options, warrants or other rights to purchase Common Shares (other than SRP Rights), at a price of CDN$0.65 in cash per Common Share.

The Offer is made only for the Common Shares and is not made for any options, warrants or other rights to purchase Common Shares (other than SRP Rights). Any holder of such securities who wishes to accept the Offer must exercise the options, warrants or other rights in order to obtain certificates representing Common Shares and then deposit those Common Shares under the Offer. Any such exercise must be made sufficiently in advance of the Expiry Time to ensure that Common Shares will be available for deposit at or prior to the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance—Procedure for Guaranteed Delivery”.

All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

The accompanying Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery, which are incorporated into and form part of the Offer, contain important information which should be read carefully before making a decision with respect to the Offer.

2.	Time for Acceptance

The Offer is open for acceptance until the Expiry Time, which is 11:59 p.m. Toronto Time, on August 1, 2008, unless the Offer is extended by the Offeror. The Expiry Time may be extended at the Offeror’s sole discretion pursuant to Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”.

3.	Manner of Acceptance

Letter Acceptance and Transmittal

The Offer may be accepted, by delivering to the Depositary at any of the offices listed in the Letter of Acceptance and Transmittal accompanying the Offer, so as to arrive there not later than the Expiry Time, the following documents:

(a)	a Letter of Acceptance and Transmittal (printed on blue paper) in the form accompanying the Offer to Purchase and Circular or a manually signed facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Acceptance and Transmittal;

(b)	any other document required by the instructions set out in the Letter of Acceptance and Transmittal; and

(c)	the certificate or certificates representing the Common Shares in respect of which the Offer is being accepted.

Except as otherwise provided in the instructions set out in the Letter of Acceptance and Transmittal or as may be permitted by the Offeror, the signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution. If a Letter of Acceptance and Transmittal is executed by a person other than the registered holder of the Common Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Unless waived by the Offeror, Shareholders are required to deposit one SRP Right for each Common Share in order to effect a valid deposit of such Common Shares, or if available, a Book Entry Confirmation must be received by the Depositary with respect thereto, prior to the Expiry Time. If the Separation Time does not occur before the Expiry Time, a deposit of Common Shares will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs before the Expiry Time and Rights Certificates are distributed by Virtek to Shareholders prior to the time that the holder’s Common Shares are deposited under the Offer, in order for the Common Shares to be validly deposited, Rights Certificate(s) representing SRP Rights equal in number to the number of Common Shares deposited by such Shareholder must be delivered to the Depositary. If the Separation Time occurs before the Expiry Time and Rights Certificates are not distributed by the time that a Shareholder deposits its Common Shares under the Offer, the Shareholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the procedure for guaranteed delivery described below. In any case, a deposit of Common Shares constitutes an agreement by the signatory to deliver Rights Certificate(s) representing SRP Rights equal in number to the number of Common Shares deposited under the Offer to the Depositary on or before the third trading day on the TSX after the date, if any, that Rights Certificate(s) are distributed. The Offeror reserves the right to require, if the Separation Time occurs before the Expiry Time, that the Depositary receive, prior to taking up the Common Shares for payment pursuant to the Offer, Rights Certificate(s) from a Shareholder representing SRP Rights equal in number to the Common Shares deposited by such holder.

Common Shares and, if applicable, Rights Certificates, may be deposited in compliance with the procedures set forth below for guaranteed delivery not later than the Expiry Time.

Participants of CDS or DTC should contact the Depositary with respect to the deposit of the Common Shares under the Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing such Common Shares under the terms of the Offer.

Acceptance by Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Common Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Acceptance and Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

Shareholders also may accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message (as described below) in respect thereof, or a properly completed and executed Letter of Acceptance and Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its office in Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Common Shares may be effected through book-entry transfer at DTC, either an Agent’s Message in respect thereof, or a Letter of Acceptance and Transmittal (or a manually signed facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary, at its office in the City of Toronto at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Common Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Acceptance and Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Common Shares pursuant to the Offer and the certificate(s) representing the Common Shares are not immediately available or the Shareholder is not able to deliver the certificates and all other required documents to the Depositary at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)	a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer to Purchase and Circular or a manually signed facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, at or prior to the Expiry Time;

(c)	the certificate(s) representing the deposited Common Shares, in proper form for transfer, and, if the Separation Time has occurred before the Expiry Time and the Rights Certificates have been distributed to Shareholders before the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Acceptance and Transmittal or a manually signed facsimile thereof, properly completed and duly executed (with signatures guaranteed if so required), covering the deposited Common Shares and all other documents required by the Letter of Acceptance and Transmittal, are received by the Depositary at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery on or before 5:00 p.m. (Toronto time) on the third (3rd) trading day on the TSX after the Expiry Time; and

(d)	in the case of SRP Rights where the Separation Time has occurred before the Expiry Time but Rights Certificates have not been distributed to Shareholders before the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Acceptance and Transmittal or a manually signed facsimile thereof, properly completed and duly executed (with signatures guaranteed if so required), covering the deposited SRP Rights and all other documents required by the Letter of Acceptance and Transmittal are received by the Depositary at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery on or before 5:00 p.m. (Toronto time) on the third (3rd) trading day on the TSX after Rights Certificates are distributed to Shareholders.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Acceptance and Transmittal and accompanying Common Share certificate(s) to any office other than such office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

General

In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of the certificates representing the Common Shares, a Letter of Acceptance and Transmittal or a manually signed facsimile thereof, properly completed and duly executed, covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, and any other required documents.

The method of delivery of certificates representing Common Shares, the Letter of Acceptance and Transmittal and all other required documents is at the option and risk of the person depositing the same, and such documents will not be considered delivered unless they have been physically received at one of the addresses listed for the Depositary on the last page of this document. The Offeror recommends that all such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee if they wish to accept the Offer.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer and any notice of withdrawal will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which it may be unlawful to accept under the laws of any jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation on the Offeror, StockerYale, the Information Agent, the Depositary or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer to Purchase, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out above.

Dividends and Distributions

Subject to the terms and conditions of the Offer, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Common Shares covered by the Letter of Acceptance and Transmittal delivered to the Depositary (or, in the case of Common Shares deposited by book-entry, the making of a book-entry transfer) (the “Deposited Securities”) and in and to all rights and benefits arising from such Deposited Securities including any and all dividends, distributions, payments, securities, property or other interests (including the SRP Rights) which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Securities or any of them on and after the date of the Offer other than any cash dividend, distribution or payment in respect of which a reduction in the price of the Offer is made pursuant to Section 10 of the Offer to Purchase, “Dividends and Distributions; Liens”, but including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

An executed Letter of Acceptance and Transmittal (or, in the case of Common Shares deposited by book-entry, the making of a book-entry transfer) irrevocably appoints, effective on and after the date that the Offeror takes up and pays for the Deposited Securities (which securities upon being taken up and paid for are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”) each director and officer of the Offeror and any other person designated by the Offeror in writing (each an “Appointee”) as the true and lawful agents, attorneys and attorneys-in-fact and proxies, with full power of substitution and resubstitution (such power of attorney being coupled with an interest, being irrevocable), of the depositing Shareholder. The Letter of Acceptance and Transmittal authorizes any Appointee, in the name and on behalf of such Shareholder: (a) to register or record the transfer and/or cancellation of such Purchased Securities (to the extent consisting of securities) on the appropriate register maintained by or on behalf of the Company; (b) for so long as any Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including without limitation to vote, execute and deliver any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, revoke any such instrument, authorization or consent to designate in such instrument, authorization or consent any person or persons as the proxy of such Shareholder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of the Company; (c) to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distribution payable to or to the order of, or endorsed in favour of, such Shareholder; and (d) to exercise any rights of a Shareholder with respect to such Purchased Securities, all as set forth in the Letter of Acceptance and Transmittal.

A Shareholder accepting the Offer under the terms of the Letter of Acceptance and Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the holder at any time with respect to the Deposited Securities or any Distributions. The Shareholder accepting the Offer agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Securities or any Distributions by or on behalf of the depositing Shareholder, unless the Deposited Securities are not taken up and paid for under the Offer. A Shareholder accepting the Offer also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournment thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of the Company and not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and to appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Acceptance and Transmittal (including by book-entry transfer) to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representative, successors and assigns of such holder.

Depositing Shareholders’ Representations and Warranties

The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up Common Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that: (a) the person signing the Letter of Acceptance and Transmittal or on whose behalf a book-entry transfer is made has full power and authority to deposit, sell, assign and transfer the Deposited Securities and any Distributions being deposited to the Offer; (b) the person signing the Letter of Acceptance and Transmittal or on whose behalf a book-entry transfer has been made owns the Deposited Securities and any Distributions deposited pursuant to the Offer; (c) the Deposited Securities and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Securities and Distributions, to any other person; (d) the deposit of the Deposited Securities and Distributions complies with applicable laws; and (e) when the Deposited Securities and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than set forth in this Section 3.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer, the Offeror shall have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time, namely:

(a)

there shall have been validly deposited under the Offer and not withdrawn a number of Common Shares which constitute at least 66 2/3% of the outstanding Common Shares (on a fully diluted basis) (the “Minimum Condition”);

(b)	the Offeror shall have determined in its sole judgment that, on terms satisfactory to the Offeror: (i) the board of directors of the Company shall have waived the application of the Shareholder Rights Plan to the purchase of Common Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Common Shares upon the exercise of the SRP Rights in relation to the purchase of Common Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Common Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction;

(c)	all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions which in the Offeror’s sole judgment are necessary or desirable to obtain in connection with the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained or concluded on terms and conditions satisfactory to the Offeror in its sole judgment;

(d)	the Offeror shall have determined, in its sole judgment, that no assets, property right, franchise or license of the Company or any of its Subsidiaries has been or will be materially adversely affected as a result of the making of the Offer, the taking up and paying for Common Shares deposited under the Offer, or the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction;

(e)

the Offeror shall have determined, in its sole judgment, that there shall not, after the date of the Offer, have occurred, developed or come into effect or existence any event, action, state, condition, material adverse change, or financial occurrence of national or international consequence (including without limitation a change in the general political, market, legal economic or financial condition in any country that could have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or commencement of war, armed hostilities, terrorist activities or other national or international calamity involving any jurisdiction in which the Company operates its business) or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which materially adversely affects, changes or involves, or may materially adversely affect or involve, the general economic, financial, currency exchange, securities or industrial lasers, prefabricated construction transportation, metalworking, tool and die, and mold-making industries in Canada or elsewhere where the Company operates its business, or the financial condition (including working capital), business, operations, assets, affairs or prospects of the Company and its Subsidiaries taken as a whole;

(f)	the Offeror shall have determined, in its sole judgment, that (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, and (ii) no law, regulation or policy shall have been proposed, enacted, promulgated, amended, applied or otherwise come into effect or exist;

(A)	to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Common Shares or the right of the Offeror, and the right of StockerYale indirectly, to own or exercise full rights of ownership of the Common Shares;

(B)	which would materially adversely affect the Company and its Subsidiaries taken as a whole or, if the Offer is consummated, the Offeror or StockerYale; or

(C)	which challenges or would prevent or if successful would make uncertain the ability of the Offeror or its Affiliates to effect a Compulsory Acquisition or Subsequent Acquisition Transaction or to maintain the Offer;

(g)	there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for Common Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction;

(h)	there shall not exist and shall not have occurred (except to the extent that the same shall have been disclosed, generally or to the Offeror in writing prior to the commencement of the Offer) any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), prospects, share or debt ownership, working capital, results of operations, cash flows, properties, articles, by-laws, licenses, permits, rights, or privileges, whether contractual or otherwise, or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of the Company or its Subsidiaries which is or may be materially adverse to the Company and its Subsidiaries taken as a whole or the value of the Common Shares to the Offeror;

(i)	neither the Company nor any of its Subsidiaries shall have authorized or proposed, or announced an intention to effect, or shall have entered into any agreement, arrangement, or understanding with respect to any matter which would have a material adverse effect on the Company and its Subsidiaries taken as a whole, or that would make it inadvisable for the Offeror to proceed with the Offer and/or take up and pay for the Common Shares under the Offer, including, without limiting the generality of the foregoing, any action with respect to any agreement, proposal, offer or understanding relating to any sale, disposition or other dealing with any of the assets of the Company or any of its Subsidiaries (other than any such sale, disposition or other dealing between the Company and any wholly-owned Subsidiary of the Company), any issue of Common Shares (other than in accordance with the current terms of stock options outstanding as of the date of the Offer), options or other securities of the Company to any person other than a wholly-owned Subsidiary of the Company, any acquisition from a third party of assets or securities by the Company or any of its Subsidiaries, or any take-over bid (other than the Offer), merger, amalgamation, statutory arrangement, capital reorganization (including, without limitation, any division, combination, reclassification, consolidation, conversion or other change any of the Common Shares or its capitalization), business combination or similar transaction involving the Company or any of its Subsidiaries, or any capital expenditure by the Company or any of its Subsidiaries not in the ordinary course of business and consistent with past practice;

(j)	the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its Subsidiaries with any securities commission or similar securities regulatory authority in any of the provinces of Canada, including without limitation any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by the Company or its Subsidiaries to the public, which is materially adverse to the Company and its Subsidiaries taken as a whole;

(k)	neither the Company nor any of its Subsidiaries shall have issued, authorized or proposed the issuance of, or purchased or proposed the purchase of, any Common Shares or securities convertible into, or rights, warrants or options to acquire, any such Common Shares or other convertible securities, subsequent to June 26, 2008, excluding exercise of stock options outstanding and vested as at June 26, 2008; and

(l)	(i) none of the Company or its Subsidiaries has, subsequent to June 26, 2008, entered into, modified or terminated any agreement or arrangement with any directors, officers or employees, instituting, cancelling or modifying any pension plan or employee benefit arrangement or made any proposal or plan to do any of the foregoing; and (ii) there shall not have occurred subsequent to June 26, 2008 any change in the compensation paid by the Company or its Subsidiaries to their directors, officers or employees, including the granting of additional stock options or bonuses, or in the circumstances under which such compensation would be payable.

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror at any time, regardless of the circumstances giving rise to any such assertion, including any action or inaction by the Offeror. The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto, Ontario. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery,” and provide a copy of the aforementioned public announcement to the TSX. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer, and the Depositary will promptly return all certificates representing deposited Common Shares, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense as described in Section 8 of the Offer to Purchase, “Return of Deposited Common Shares”.

5.	Extension and Variation of the Offer

The Offer is open for acceptance until the Expiry Time, unless the Offer is extended by the Offeror.

The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time during the Deposit Period or at any other time if permitted by law, to extend the Deposit Period or to vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all Shareholders whose Common Shares have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”. The Offeror will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation and provide a copy of the notice to the TSX. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto. Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Common Shares validly deposited under the Offer and not withdrawn.

Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of condition of the Offer), the Deposit Period will not end before ten (10) days after the notice of such variation has been given to Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities.

If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase or the Circular, each as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an Affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery” to all holders of Common Shares whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will, as soon as practicable after giving notice of a change in information to the Depositary, make a public announcement of the change in information and provide a copy of the public announcement to the TSX. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

During any such extension or in the event of any such variation or change in information, all Common Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms of the Offer, subject to Section 6 of the Offer to Purchase, “Withdrawal of Deposited Securities”. An extension of the Deposit Period, a variation of the Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”.

If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer without regard to when such Common Shares are taken up by the Offeror.

6.	Withdrawal of Deposited Securities

Except as otherwise stated in this Section 6, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable law, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time before the Common Shares have been taken up by the Offeror pursuant to the Offer;

(b)	at any time before the expiration of ten (10) days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in the Offer to Purchase, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an Affiliate of the Offeror) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares pursuant to the Offer where the time for deposit is not extended for a period greater than ten (10) days or a variation consisting solely of a waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated, but only if such deposited Common Shares have not been taken up by the Offeror at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities; or

(c)	at any time after three (3) business days from the date the Offeror takes up the Common Shares, if such Common Shares have not been paid for by the Offeror.

If the Offeror waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in above Section 6(b), “Withdrawal of Deposited Securities—Sub-paragraph (b)” are applicable, the Offer shall be extended without the Offeror first taking up the Common Shares which are subject to the rights of withdrawal.

Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be received by the Depositary at the place of deposit of the applicable Common Shares within the time limits indicated above. Notice of withdrawal must (a) be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy, (b) be signed by the person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Common Shares which are to be withdrawn, and (c) specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. The withdrawal will take effect upon receipt by the Depositary of the properly completed notice of withdrawal. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Common Shares deposited for the account of an Eligible Institution. None of the Offeror, the Depositary, or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

Alternatively, if Common Shares have been deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 of the Offer to Purchase, “Manner of Acceptance—Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

If the Offeror extends the Offer, is delayed in taking up or paying for Common Shares or is unable to take up and pay for Common Shares for any reason, then, without prejudice to the Offeror’s other rights, Common Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Common Shares may not be withdrawn except to the extent that depositing holders of Common Shares are entitled to withdrawal rights as set forth in this Section 6 or pursuant to applicable law.

Withdrawals may not be rescinded and any Common Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited at any time at or prior to the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”.

In addition to the foregoing rights of withdrawal, holders of Common Shares in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances as described in Section 19 of the Circular, “Offerees’ Statutory Rights”.

All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding.

7.	Payment for Deposited Securities

Upon satisfaction or waiver of the terms and subject to the conditions of the Offer (including but not limited to the conditions specified in Section 4 of the Offer to Purchase, “Conditions of the Offer”), the Offeror will take up Common Shares validly deposited under the Offer and not withdrawn pursuant to Section 6 of the Offer to Purchase, “Withdrawal of Deposited Securities” not later than ten (10) days after the Expiry Time and will pay for the Common Shares taken up as soon as possible, but in any event not later than three (3) business days after taking up of the Common Shares. If the Offer is extended, any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up and paid for by the Offeror will be taken up and paid for not later than ten (10) days after such deposit.

Subject to applicable law, the Offeror expressly reserves the right, in its sole discretion, to delay or otherwise refrain from taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer to Purchase, “Conditions of the Offer”, is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto. The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable law. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer and not withdrawn.

The Offeror will be deemed to have taken up Common Shares validly deposited under the Offer and not withdrawn when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.

The Offeror will pay for Common Shares validly deposited under the Offer and taken up by the Offeror by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making such payment. The Depositary will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by persons depositing Common Shares.

All payments under the Offer will be made in Canadian dollars.

Settlement will be made by the Depositary issuing or causing to be issued a cheque payable in Canadian funds in the amount to which the person depositing Common Shares is entitled. Unless otherwise directed in the Letter of Acceptance and Transmittal, the cheque will be issued in the name of the registered holder of deposited Common Shares. Unless the person depositing Common Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, cheques will be forwarded by first class mail, postage prepaid, to such person at the address specified in the Letter of Acceptance and Transmittal. If no address is specified, a cheque payable in respect of registered Common Shares will be forwarded to the address of the holder as shown on the share register maintained by or on behalf of the Company. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

Depositing Shareholders will not be obligated to pay any brokerage fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary.

8.	Return of Deposited Common Shares

If any deposited Common Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason or if certificates are submitted for more Common Shares than are deposited, certificates for Common Shares that are not purchased will be returned at the Offeror’s expense as soon as practicable after the

Expiry Time or withdrawal and early termination of the Offer, as the case may be, by sending certificates representing Common Shares not purchased by first class mail in the name of and to the address specified by the Shareholder in the Letter of Acceptance and Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of the Company. In the case of Common Shares deposited by book-entry transfer pursuant to the procedures set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance—Acceptance by Book-Entry Transfer”, such Common Shares will be credited to the depositing Shareholder’s account maintained by CDS and/or DTC, as applicable.

9.	Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase, the Circular, the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer to Purchase, “Notices and Delivery”. Notwithstanding Section 7 of the Offer to Purchase, “Payment for Deposited Securities”, cheques, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.

10.	Dividends and Distributions; Liens

If on or after the date of the Offer, the Company should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”, make such adjustments as it deems appropriate to the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor) to reflect such division, combination, reclassification, consolidation, conversion or other change.

Common Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, rights (including SRP Rights), assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after date of the Offer, on or in respect of the Common Shares.

If on or after the date of the Offer, the Company should declare, make or pay any Distribution (in respect of Common Shares accepted for purchase pursuant to the Offer) which is payable or distributable to the Shareholders on a record date which is prior to the date of transfer of such Common Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of the Company, then without prejudice to the Offeror’s rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”, (a) in the case of any cash dividend, distribution or payment in respect of the Common Shares that does not exceed the cash purchase price per Common Share, the cash consideration payable per Common Share pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment; and (b) in the case of any cash dividend, distribution or payment in respect of the Common Shares that exceeds the cash purchase price per Common Share, or in the case of any other Distribution, the whole of any such Distribution will be received and held by the depositing Shareholder for the account of and for the benefit of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such Distribution and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value of the Distribution, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

11.	Notices and Delivery

Without limiting any other lawful means of giving notice, any notice to be given by the Offeror to the Depositary pursuant to the Offer will be deemed to have been properly given to holders of registered Common Shares if it is in writing and is mailed by first class mail, postage prepaid, to registered Shareholders at their respective addresses as shown on the share register maintained by or on behalf of the Company in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services in Canada or in the United States following mailing. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services in Canada or the United States following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if (a) it is given to the TSX for dissemination through its facilities, (b) if it is published once in the National Edition of The Globe and Mail or The National Post or (c) it is given to the Canada News Wire Service.

The Offer to Purchase, the Circular, the Letter of Acceptance and Transmittal, and the Notice of Guaranteed Delivery will be mailed to registered holders of Common Shares (and to registered holders of securities exercisable for or convertible into Common Shares) or made deliverable in such other manner as is permitted by applicable regulatory authorities, and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Common Shares (and securities exercisable into Common Shares) when such list or listing is received.

Whenever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable.

12.	Market Purchases

The Offeror reserves the right to and may acquire, and one or more Affiliates of the Offeror may acquire, Common Shares through the facilities of the TSX, at any time and from time to time prior to the Expiry Time. In no event will the Offeror or an Affiliate of the Offeror make any such purchases of Common Shares through the facilities of the TSX until the third business day following the date of the Offer. If the Offeror or an Affiliate of the Offeror purchases Common Shares through the facilities of the TSX while the Offer is outstanding, the Common Shares so purchased shall be counted in any determination as to whether the Minimum Condition has been fulfilled. The aggregate number of Common Shares so purchased by the Offeror or an Affiliate of the Offeror through the facilities of the TSX after the date of the Offer and prior to the end of the Deposit Period will not exceed 5% of the outstanding Common Shares as of the date of the Offer and the Offeror or StockerYale will issue and file a news release forthwith after the close of business of the TSX on each day on which such Common Shares have been purchased.

The Offeror and StockerYale reserve the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any Common Shares taken up and paid for under the Offer.

13.	Other Terms of the Offer

The Offeror reserves the right to transfer to one or more Affiliates of the Offeror the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

The Locked-Up Shareholders are also bound by the terms and conditions set forth in the Lock-Up Agreements.

No broker, dealer or other person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its Affiliates in connection with the Offer other than as contained in the Offer, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, investment dealer or other person shall be deemed to be the agent of the Offeror or any of its Affiliates, the Information Agent, or the Depositary for the purposes of the Offer.

The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

The Offer is not being made to (nor will deposits of Common Shares be accepted from or on behalf of) holders of Common Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Common Shares in any such jurisdiction.

The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the Offer to Purchase, the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Common Shares.

The provisions of the Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer.

The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under the OBCA and Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

DATED: June 27, 2008

STOCKERYALE WATERLOO ACQUISITION INC.

Mark W. Blodgett
President and Chief Executive Officer

CIRCULAR

This Circular is furnished in connection with the Offer to Purchase dated June 27, 2008 by the Offeror to purchase all of the issued and outstanding Common Shares, at a price of CDN$0.65 in cash per Common Share. The terms and provisions of the Offer to Purchase, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders should refer to the Offer to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights. Defined terms used in the Offer to Purchase are used in this Circular with the same meaning unless the context otherwise requires.

Except as otherwise indicated, the information concerning the Company contained in the Offer to Purchase and this Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein relating to the Company taken from or based upon such documents and records are untrue or incomplete, none of the Offeror, StockerYale and their respective officers and directors assumes any responsibility for the accuracy or completeness of the information relating to the Company taken from or based upon such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror.

1.	The Offeror

The Offeror is a wholly-owned subsidiary of StockerYale, was incorporated under the OBCA on June 3, 2008 and to date has engaged in no activities other than those incidental to its organization and the making of the Offer. The registered office of the Offeror is located at Suite 3800, Royal Bank Plaza, South Tower, Toronto, Ontario, M5J 2Z4, Canada.

StockerYale is a corporation organized under the laws of the Commonwealth of Massachusetts of the United States on March 27, 1951. StockerYale is a leading international designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, which currently operates from its locations in the United States, Canada, the United Kingdom and Ireland. StockerYale’s head office is located at 32 Hampshire Road, Salem, New Hampshire, 03079 USA. StockerYale files annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. The SEC maintains a website that contains reports, proxy statements and other information regarding StockerYale. The address of this website is http://www.sec.gov. StockerYale’s website is www.stockeryale.com. Information contained on StockerYale’s website is not incorporated by reference herein.

For the fiscal year ended December 31, 2007, StockerYale had consolidated net sales of approximately US$29.9 million. The common stock of StockerYale trades on the Nasdaq Capital Market under the symbol “STKR”. As of May 14, 2008, StockerYale had an aggregate of 39,155,407 shares of common stock issued and outstanding.

2.	The Company

The Company is a corporation incorporated under and governed by the OBCA. The Company’s registered and principal office is located at 785 Bridge Street, Waterloo, Ontario, N2V 2K1, Canada. The Company’s website is www.virtek.ca. Information contained on the Company’s website is not incorporated by reference herein.

The Company’s public disclosure indicates that it is a leading provider of precision laser-based systems which presently operates in two segments. The Imaging & Templating segment uses low wattage (less than 5 milliwatts) lasers for inspecting two-dimensional components and for the projection of customer specific files on to various work surfaces. The Marking & Engraving segment uses higher powered lasers (greater than 10 watts) for marking or engraving precision industrial applications. The Company’s products enable its worldwide customers in the prefabricated construction, transportation, metalworking, glass, tool and die and mold making industries to produce their products faster, with better quality and at lower cost. The majority of the Company’s sales are to customers in the United States and Europe. The Company maintains five offices located in Waterloo, Ontario, Canada; Boston, Massachusetts, United States; Lüdenscheid and Nürnberg, Germany; and Busto Arsizio, Italy.

According to the Company’s audited financial statements for the year ended January 31, 2008, the authorized capital of the Company consists of an unlimited number of Common Shares. According to the Company’s Earnings Release for First Quarter of Fiscal year 2009, there were options outstanding to purchase 1,740,831 Common Shares with an exercise price ranging from CDN$0.40 to CDN$5.30 and 33,473,241 Common Shares outstanding.

3.	Background to the Offer

In April of 2008, StockerYale’s Chief Executive Officer, Mark W. Blodgett, met Robert Tattersall of Howson Tattersall Investment Counsel Limited, the Company’s largest shareholder, at the B. Riley Investor Conference. Mr. Tattersall subsequently visited StockerYale’s Canadian manufacturing facility and suggested that Mr. Blodgett contact Stephen J. Sorocky, the Company’s Chief Executive Officer, to discuss possible strategic relationships between the companies. Mr. Blodgett, other members of StockerYale’s management and StockerYale’s U.S. outside counsel began reviewing publicly available information regarding the Company.

Mr. Tattersall informed Mr. Blodgett via email on April 24, 2008 that he had discussed the potential integration of StockerYale and the Company with Mr. Sorocky. Mr. Blodgett then also spoke with Mr. Sorocky on April, 25, 2008. On May 7, 2008, Mr. Blodgett met with Mr. Sorocky and outlined the merits of combining their respective businesses.

On May 12, 2008 StockerYale’s Board of Directors approved the initial offer to acquire the Company. As a result, on May 13, 2008, StockerYale submitted a written offer to the board of directors of the Company to acquire all of the outstanding common shares of the Company for aggregate consideration of CDN$0.65 per share, representing a total purchase price of approximately CDN$22 million. StockerYale’s proposal would have provided the Shareholders with approximately 7,790,000 shares of StockerYale common stock (representing approximately 19.9% of StockerYale’s outstanding common stock) and the remainder of the purchase price in cash. Mr. Blodgett and Mr. Sorocky spoke about the offer that same day.

On May 15, 2008, Mr. Blodgett contacted Brian Harrison, the Company’s Chairman of the Board of Directors, by telephone to express concerns about the Company’s recent stock trading activity and to inquire about the Company’s timetable for responding to StockerYale’s offer. Subsequent to their telephone conversation on May 15, 2008, Mr. Blodgett sent Mr. Harrison an email reiterating his concerns about the increased trading of the Company’s stock.

On May 16, 2008, Mr. Blodgett sent an email message to Mr. Harrison and offered to discuss StockerYale’s offer.

On May 16, 2008, Virtek issued a press release stating it had received an unsigned, unsolicited letter from StockerYale pursuant to which StockerYale expressed an interest in pursuing the possible acquisition of Virtek.

On May 19, 2008, StockerYale issued a press release stating that it proposed to acquire all of the outstanding shares of Virtek common stock for consideration of CDN$0.65 per share, representing a total purchase price of approximately CDN$22 million.

On May 27, 2008, Mr. Blodgett telephoned Mr. Harrison and asked him for an update on the Company’s response to StockerYale’s offer. Mr. Harrison explained that the Company’s board of directors had met and were engaging a financial advisor as part of the Company’s consideration of StockerYale’s offer. However, during the conversation, Mr. Harrison also specifically declined Mr. Blodgett’s reiterated offer to meet with the Company’s board of directors to discuss the two companies and the offer.

On June 1, 2008, Mr. Blodgett spoke with Mr. Harrison and asked him for an update. Mr. Harrison explained that the Company had engaged PriceWaterhouseCoopers (“PWC”) as a financial advisor to assist in the evaluation of the StockerYale offer.

On or about June 4, 2008, StockerYale’s financial advisor, spoke with PWC via teleconference. During the conversation, PWC asked about the synergies of the proposed combination and about the proposed financing. StockerYale’s financial advisor asked whether the Company’s board of directors would welcome an all cash proposal as an alternative to the current cash and stock proposal, and also whether an ability for Virtek shareholders to “mix and match” the current cash and stock proposal could be helpful to the Company’s board of directors as they considered StockerYale’s proposal. At the end of the conversation PWC suggested that in the next few days they might want to have a conversation to discuss valuation, although no such subsequent conversation was requested.

On June 8, 2008, Mr. Harrison left a voicemail for Mr. Blodgett notifying Mr. Blodgett that the Company would be issuing a press release the following day. On June 9, 2008 the Company issued a press release publicly announcing its decision not to pursue the possible sale of the Company to StockerYale.

On June 16, 2008, StockerYale’s Board of Directors and StockerYale’s Acquisition Committee approved the commencement of the Offer. On June 16, 2008, StockerYale sent Mr. Harrison an email stating that it intended to make an offer. On that same day, StockerYale issued a press release announcing its intention to acquire the Company. The press release indicated that StockerYale intended to pursue one of two transactions to acquire the Company: (i) an acquisition of the Company for CDN$0.70 per Common Share in cash and stock after reaching agreement with the Company’s board of directors or (ii) in the absence of an agreement with the Company’s board of directors, a takeover bid for 100% of the issued and outstanding Common Shares for CDN$0.65 per share in cash.

On June 18, 2008, the Company issued another press release announcing that it believes the proposals by StockerYale to acquire the Company do not represent fair value to the Company’s shareholders, considering the inherent value of the Company’s assets.

StockerYale remains willing to discuss a negotiated transaction to be agreed to by both parties, as this continues to be StockerYale’s preferred option.

4.	Reasons to Accept the Offer

The Offeror believes that the price of CDN$0.65 cash per Common Share is fair consideration for the Common Shares it is seeking to acquire under the Offer. The price of CDN$0.65 cash per Common Share gives Shareholders the opportunity to fully monetize their investment in the Company without having to pay any brokerage fees or commissions in a transaction which provides them (a) a 20% premium over the closing price of the Common Shares of CDN$0.54 on the TSX on June 26, 2008, the last day during which the Common Shares were traded prior to announcement of this Offer, (b) a 48% premium over the closing price of the Common Shares of CDN$0.44 on the TSX on May 13, 2008, the day StockerYale first made an offer to the board of directors of the Company, (c) a 59% premium above the 30-day average closing price of the Common Shares ended May 13, 2008, and (d) a 63% premium above the 90-day average closing price of the Common Shares ended May 13, 2008.

5.	Purpose of the Offer and Plans for the Company

The purpose of the Offer is to enable the Offeror to acquire all of the Common Shares. If the conditions of the Offer are satisfied and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror currently intends to acquire any Common Shares not deposited under the Offer by Compulsory Acquisition if available, or propose a Subsequent Acquisition Transaction, in each case at a cash price equal to the price paid per Common Share under the Offer. If the Minimum Condition is satisfied, the Offeror will own sufficient Common Shares to effect a Subsequent Acquisition Transaction. However, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms not discussed in this Circular as described in Section 6 of this Circular, “Acquisition of Common Shares Not Deposited”. If the Minimum Condition is satisfied, the Offeror should own sufficient Common Shares to effect a Subsequent Acquisition Transaction.

If the Offer is successful, the Offeror intends to take steps to effect certain changes with respect to the composition of the board of directors of the Company to allow designees of the Offeror to become members of the board of directors of the Company and to represent a majority of the board of directors of the Company. Neither the Offeror nor StockerYale has developed any specific proposals with respect to the Company, or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of Common Shares pursuant to the Offer. Following the successful completion of the Offer, the Offeror proposes to review the operations of both StockerYale and the Company to determine how best to combine them.

If permitted by applicable law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Common Shares from the TSX and, if there are fewer than fifteen securityholders of the Company in any province, to cause the Company to cease to be a reporting issuer under the securities laws of each such province as described in Section 11 of this Circular, “Effect of the Offer on the Market for Common Shares; Stock Exchange Listings and Quotations; and Public Disclosure by the Company”.

6.	Acquisition of Common Shares Not Deposited

Compulsory Acquisition

Section 188 of the OBCA permits an offeror to acquire the remaining shares not tendered to an offer for shares of a particular class of a company if, within 120 days after the date of the offer, the offer is accepted by the holders of, in the aggregate, not less than 90% of those shares to which the offer relates, other than the shares held at the date of the offer by or on behalf of the offeror, or an affiliate or associate of the offeror (as such terms are defined in the OBCA).

If, within 120 days after the date of the Offer, the Offer has been accepted by holders who, in the aggregate hold not less than 90% of the issued and outstanding Common Shares and the Offeror acquires such deposited Common Shares under the Offer, the Offeror may acquire those Common Shares which remain outstanding held by those persons who did not accept the Offer (“Offerees”) pursuant to the provisions of Section 188 of the OBCA on the same terms (including the offer consideration) as the Common Shares acquired under the Offer (a “Compulsory Acquisition”).

The Offeror intends to exercise its right of Compulsory Acquisition pursuant to Section 188 of the OBCA if a sufficient number of Common Shares is tendered to the Offeror. If a Compulsory Acquisition cannot be effected, the Offeror currently intends, if sufficient Common Shares are tended to the Offeror, to acquire Common Shares not tendered to the Offeror pursuant to a Subsequent Acquisition Transaction, as discussed below under “Subsequent Acquisition Transaction”.

To exercise its right of Compulsory Acquisition, the Offeror must send notice (the “Offeror’s Notice”) to each Offeree of such proposed acquisition on or before the earlier of sixty (60) days from the Expiry Time and one hundred and eighty (180) days from the date of the Offer. Within twenty (20) days of giving the Offeror’s Notice, the Offeror must pay or transfer to the Company the consideration that the Offeror would have had to pay or transfer to all of the Offerees if they had elected to accept the Offer. Under the OBCA, the Company is deemed to hold in trust for the Offerees such consideration. In accordance with Section 188 of the OBCA, within twenty (20) days after receipt of the Offeror’s Notice, each Offeree must send the certificates representing the Common Shares held by such Offeree to the Company and must elect either to transfer such Common Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the

Offeror within twenty (20) days after receipt of the Offeror’s Notice. An Offeree who does not within twenty (20) days after the Offeree receives the Offeror’s Notice notify the Offeror that the Offeree is electing to demand payment of the fair value of the Offeree’s Common Shares is deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer. If an Offeree has elected to demand payment of the fair value of his, her or its Common Shares, the Offeror may apply, at any time prior to the 30th day following the date the Offeror’s Notice was sent, to the Ontario Superior Court of Justice to fix the fair value of the Common Shares of such Offeree. If the Offeror fails to apply to the Ontario Superior Court of Justice within twenty (20) days after it made the payment or transferred the consideration to the Company referred to above, the Offeree may then apply to the Ontario Superior Court of Justice within a further period of twenty (20) days to have the Ontario Superior Court of Justice fix the fair value. If there is no such application made by the Offeree within such period, the Offeree will be deemed to have elected to transfer his, her or its Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer. Any judicial determination of the fair value of the Common Shares could be more or less than the amount paid pursuant to the Offer.

The foregoing is only a summary of the right of Compulsory Acquisition that may become available to the Offeror pursuant to the provisions of the OBCA. The summary is not intended to be complete. See Section 188 of the OBCA for the full text of the relevant statutory provisions. Section 188 of the OBCA is complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about those provisions of the OBCA should consult with their legal advisors.

Compelled Acquisition

If not less than 90% of the issued and outstanding Common Shares are acquired by or on behalf of the Offeror and its affiliates and associates (as such terms are defined in the OBCA), any Offeree will be entitled, in certain circumstances and in accordance with Section 189 of the OBCA, to require the Company to acquire such Offeree’s Common Shares. Within thirty (30) days after not less than 90% of the issued and outstanding Common Shares are acquired by or on behalf of the Offeror and its affiliates and associates, the Company must send written notice to each Offeree (the “Written Notice”) stating that the Offeree, within sixty (60) days after receiving the Written Notice, may require the Company to acquire the Common Shares of that Offeree (a “Compelled Acquisition”). The Written Notice must (a) set out a price that the Company is willing to pay for the Common Shares, (b) give the basis for arriving at such price, (c) state the location where any supporting material used for arriving at such price may be examined, and (d) state that if the Offeree is not satisfied with the price offered in the Written Notice, the Offeree is entitled to have the fair value of his, her or its Common Shares fixed by the Ontario Superior Court of Justice. Where the Offeree receives the Written Notice and wishes the Company to acquire his, her or its Common Shares, the Offeree may, within sixty (60) days after the date of the Written Notice, elect to accept the price offered by the Company or notify the Company that the Offeree wishes to have the fair value of his, her or its Common Shares fixed by the Ontario Superior Court of Justice. Where the Offeree wishes to have the fair value of his, her or its Common Shares fixed by the Ontario Superior Court of Justice, the Company must make an application to such court within 90 days after the date of the Written Notice, and if the Company fails to do so, the Offeree may make the application. If the Company fails to send the Written Notice, an Offeree may, after giving the Company thirty (30) days notice of intention to do so, apply to the Ontario Superior Court of Justice to have the fair value of his, her or its Common Shares fixed. The price offered by the Company for Common Shares pursuant to the Written Notice, and/or any judicial determination of the fair value of the Common Shares, could be more or less than the amount paid pursuant to the Offer.

The foregoing is a summary only of the statutory right of Compelled Acquisition that may become available to a Shareholder. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of Section 189 of the OBCA. Section 189 of the OBCA is complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about those provisions of the OBCA should consult with their legal advisors.

Subsequent Acquisition Transaction

If the Offeror takes up and pays for Common Shares validly deposited under the Offer and the Offeror is not entitled to effect a Compulsory Acquisition, the Offeror intends to take such actions as may be necessary for the Offeror to acquire, directly or indirectly, the remaining Common Shares not acquired under the Offer as soon as practicable after completion of the Offer by way of amalgamation, statutory arrangement, merger, consolidation, or other transaction involving the Company and the Offeror and/or one or more affiliates of the Offeror (a “Subsequent Acquisition Transaction”). If a Subsequent Acquisition Transaction is effected, it will provide that the consideration offered per Common Share in connection with such Subsequent Acquisition Transaction is at least equal to and in the same form as the amount paid per Common Share under the Offer. The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Common Shares acquired under the Offer.

MI 61-101 deems a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Common Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefore. The Offeror expects that any Subsequent Acquisition Transaction relating to Common Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 will not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (and any non-cash considerations being offered therefore, subject to certain exceptions) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. The Offeror intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting the Company or the Offeror or their affiliates, as appropriate), from the valuation requirements of MI 61-101 in connection with any Subsequent Acquisition Transaction. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering securityholders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure and currently intends that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer, and accordingly the Offeror expects to rely on these exemptions.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the Offeror expects that the provisions of the OBCA and the Company’s constating documents may require the approval of 66 2/3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required securityholder approval, in order to complete a business combination, the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities. In relation to any Subsequent Acquisition Transaction, the “minority” shareholders will be, unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities, all Shareholders other than the Offeror, any “interested party” (within the meaning of MI 61-101), any “related party” of the Offeror or any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers and any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons.

However, MI 61-101 also provides that the Offeror may treat Common Shares acquired under the Offer (including those deposited under the terms of the Lock-Up Agreement) as “minority” shares and to vote them, or to consider them voted, in favour of such Subsequent Acquisition Transaction that is a business combination if, among other things: (a) the business combination or going private transaction is completed not later than 120 days after the Expiry Time; (b) the consideration per Common Share in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Shareholder who tendered such Common Shares to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Common Share that is not identical in amount and form to the entitlement of the general body of Shareholders in Canada. The Offeror currently intends that the consideration offered for Common Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer and that Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause Common Shares acquired under the Offer to be voted in favour of any such transaction and to be counted as part of any minority approval required in connection with any such transaction. To the knowledge of the Offeror, after reasonable inquiry, only the votes attached to Common Shares owned by the Offeror prior to the Expiry Time (including any Common Shares acquired during the course of, but not pursuant to, the Offer) would be required to be excluded in determining whether minority approval for a Subsequent Acquisition Transaction had been obtained for the purposes of MI 61-101.

In addition, under MI 61-101, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority shareholders.

Any such Subsequent Acquisition Transaction may also result Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Common Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such dissenting Shareholder for its Common Shares. The fair value so determined could be more or less than the amount paid per Common Share pursuant to such transaction or pursuant to the Offer and could be based on consideration other than, or in addition to, the market price for the Common Shares.

The details of any such Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by the minority holders of Common Shares, will necessarily be subject to a number of considerations, including the number of Common Shares acquired pursuant to the Offer. Although the Offeror currently intends to propose a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of common Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of the Company, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Common Shares in accordance with applicable laws, including a Subsequent Acquisition Transaction on terms not described in this Circular.

If the Offeror is unable to effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from the Company, or taking no action to acquire additional Common Shares. Any additional purchases of Common Shares could be at a price greater than, equal to, or less than the price to be paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Common Shares acquired under the Offer or otherwise, on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 15 of this Circular, “Certain Canadian Federal Income Tax Considerations”.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Judicial Developments

Certain judicial decisions may also be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in some instances prior to the adoption of MI 61-101 and its predecessor legislation, granted preliminary injunctions to prohibit transactions involving certain business combinations. The current trend in both legislation and Canadian jurisprudence is toward permitting business combinations to proceed, subject to compliance with procedures designed to ensure substantive fairness in the treatment of minority shareholders.

Shareholders should consult their legal advisors for a determination of their legal rights.

7.	Source of Funds

The Offer is not subject to any financing condition. The Offeror estimates that if it acquires all of the Common Shares pursuant to the Offer, the total cash amount required to purchase such Common Shares, including reasonable expenses, will be approximately CDN$22 million. StockerYale intends to fund the Offer through a combination of a financing arrangement with Laurus Master Fund, Ltd. and its affiliates (“Laurus”) and cash on hand. Laurus is an existing lender and shareholder of StockerYale.

StockerYale has obtained a commitment letter from Laurus (the “Commitment Letter”) pursuant to which Laurus has committed to provide a term loan facility to fund up to the total amount of funds required to purchase all of the Common Shares. The Commitment Letter is subject to conditions usual in commercial lending transaction of this kind. These conditions largely reflect the conditions of the Offer.

The term loan facility will consist of a term loan in an aggregate principal amount up to US$22 million. The term loan will mature on the six month anniversary of the date of the initial funding. The proceeds of the term loan will be used to finance the Offer.

The term loan facility will bear interest and is subject to fees at levels customary for a term loan facility of this type and will include covenants, representations, warranties, conditions and events of default that are customary for a term loan facility of this type. The term loan will be secured by all tangible and intangible assets of StockerYale and, after the amalgamation of the Company and the Offeror, by equity interests of the Company and all tangible and intangible assets of the Company. StockerYale intends to repay the amounts borrowed by the Offeror under the debt financing with cash flow from operations and proceeds from future debt and/or equity financings. If StockerYale is able to obtain financing prior to expiry of the Offer on terms more favourable to it than that offered under the current commitment, StockerYale may do so.

8.	Beneficial Ownership of and Trading in Securities

None of the Offeror or any director or senior officer of the Offeror and to the knowledge of the directors and senior officers of the Offeror, after reasonable enquiry, any Associate of the directors or senior officers of the Offeror, any person holding more than 10% of any class of equity securities of the Offeror, or any person acting jointly or in concert with the Offeror, beneficially owns or exercises control or direction over any of the securities of the Company.

Neither the Offeror nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any of the Persons referred to above, has traded in any securities of the Company during the twelve months preceding the date hereof.

9.	Price Range and Trading Volume of Common Shares

The Common Shares are listed and posted for trading on the TSX. The TSX is the principal market for the Common Shares. The following table sets forth, for the periods indicated, the high and low sales prices of the Common Shares and the volume of trading on the TSX, according to published sources:

The Toronto Stock Exchange

	High	Low	Volume
	(CDN$)	(CDN$)	(in thousands)
2007
March	$0.95	$0.80	1,060,616
April	$1.04	$0.87	613,305
May	$0.89	$0.76	619,837
June	$0.86	$0.70	1,326,838
July	$0.85	$0.72	349,095
August	$0.81	$0.65	348,312
September	$0.75	$0.56	486,139
October	$0.65	$0.58	510,885
November	$0.60	$0.38	572,002
December	$0.51	$0.34	1,653,346

2008
January	$0.49	$0.31	552,466
February	$0.49	$0.38	266,300
March	$0.45	$0.36	63,300
April	$0.52	$0.37	1,595,800
May	$0.64	$0.41	4,202,100
June (through June 26, 2008)	$0.61	$0.50	1,201,100

The purchase price payable under the Offer represents (a) a 20% premium over the closing trading price of the Common Shares of CDN$0.54 on the TSX on June 26, 2008, the last day during which the Common Shares were traded prior to announcement of this Offer, (b) a 48% premium over the closing trading price of the Common Shares of CDN$0.44 on the TSX on May 13, 2008, the day StockerYale first made an offer to the board of directors of the Company, (c) a 59% premium above the 30-day average closing price of the Common Shares ended May 13, 2008, and (d) a 63% premium above the 90-day average closing price ended May 13, 2008.

10.	Dividend and Dividend Policy

According to the Company’s publicly available information, no dividends have been paid to date on the Common Shares.

11.	Effect of the Offer on the Market for Common Shares; Stock Exchange Listings and Quotations; and Public Disclosure by the Company

Market for the Shares

The purchase of the Common Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Common Shares and, depending on the number of Common Shares acquired by the Offeror, could adversely affect the liquidity and market value of any remaining Common Shares held by the public.

Listings and Quotations

The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the delisting of the Common Shares from such exchange. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of Common Shares publicly held. Depending upon the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet these criteria for continued listing on such exchange. If permitted by applicable law, subsequent to completion of the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Common Shares from the TSX. If the Common Shares are delisted from the TSX, the extent of the public market for the Common Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, whether the Offeror remains subject to public reporting requirements in Canada and other factors.

Public Disclosure by the Company

After the purchase of the Common Shares under the Offer, the Company may cease to be subject to the public reporting and proxy solicitation requirements of the OBCA and the securities laws of certain provinces of Canada. Furthermore, it may be possible for the Company to request the elimination of the public reporting requirements of any province where a small number of Shareholders reside. If permitted by applicable law, subsequent to the completion of the Offer or a Compulsory Acquisition or any Subsequent Acquisition Transaction, if there are fewer than 15 securityholders of the Company in any province, the Offeror intends to cause the Company to cease to be a reporting issuer under the securities laws of each such province.

12.	Commitments to Acquire Equity Shares

Neither the Offeror nor any of the directors or senior officers of the Offeror, nor, to the knowledge of the directors and senior officers of the Offeror after reasonable enquiry, any Associate of any director or senior officer of the Offeror, any person or company holding more than 10% of any class of equity securities of the Offeror or any person acting jointly or in concert with the Offeror, has entered into any commitments to acquire any securities of the Company.

13.	Shareholder Rights Plan

On June 23, 2008, Virtek announced by press release that its board of directors had adopted the Shareholder Rights Plan, which has not been ratified by Shareholders. Based on the very brief description of the Shareholder Rights Plan in Virtek’s June 23, 2008 press release, the Offer is not a “permitted bid” for the purposes of the Shareholder Rights Plan because it is not open for acceptance for a minimum of 60 days. Accordingly, in order for the Offer to proceed, the Shareholder Rights Plan must be terminated or action must be taken by the board of directors of Virtek or by a securities commission or court of competent jurisdiction to remove the effect of the Shareholder Rights Plan and permit the Offer to proceed.

It is a condition of the Offer that the Offeror shall have determined, in its sole judgment that, on terms satisfactory to the Offeror: (a) the board of directors of the Company shall have waived the application of the Shareholder Rights Plan to the purchase of Common Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (b) a cease trade order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Common Shares upon the exercise of the SRP Rights in relation to the purchase of Common Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (c) a court of competent jurisdiction shall have ordered that the SRP Rights are illegal or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (d) the SRP Rights and the Shareholder Rights Plan shall otherwise have become or been held unexercisable or unenforceable in relation to the Common Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction.

14.	Arrangements, Agreements or Understandings

Management Arrangements

There are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or senior officers of the Company and no payments or other benefits are proposed to be made or given by the Offeror by way of compensation for loss of office or as to such directors or senior officers remaining in or retiring from office if the Offer is successful.

Lock-Up Agreement

Pursuant to the Lock-Up Agreements, the Locked-Up Shareholders have agreed (i) to vote (or cause to be voted), all of the Common Shares currently owned or controlled by the Locked-Up Shareholders, being an aggregate of 5,867,300 Common Shares in favour of the approval of a transaction in the form of a merger type transaction at any meeting of shareholders of the Company called for that purpose or at any adjournment thereof or pursuant to any written consent, authorization or document, (ii) to tender such Common Shares to the Offeror in connection with completion of the Offer and (iii) not sell, transfer, assign, grant a participation interest in, grant a security or voting interest in or otherwise convey or encumber such Common Shares to any person other than the Offeror or grant any voting proxies or power of attorney or deposit any such Common Shares into any voting trust. The Locked-Up Shareholders’ Common Shares represent approximately 17.5% of the Company’s issued and outstanding Common Shares.

Each Locked-Up Agreement (i) will automatically terminate on October 31, 2008 and (ii) may be terminated by such Lock-Up Shareholder in the event a Superior Proposal is made to and accepted by such Locked-Up Shareholder or the Company, as applicable. A “Superior Proposal” mean a bona fide acquisition proposal (whether for or by merger, amalgamation, share exchange, take-over bid, tender offer, or sale of assets) deemed, in good faith, by such Lock-Up Shareholder to be superior to the Offer.

15.	Certain Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable to a Shareholder who sells Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to certain transactions described under Section 6 of this Circular, “Acquisition of Common Shares Not Deposited”.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, although there is no certainty that such proposals will be enacted in the form proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in administrative policies and accessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. This summary does not address all of the tax issues relevant to Shareholders who acquired their Common Shares on the exercise of an employee stock option. Such Shareholders should consult their own tax advisors.

This summary is not exhaustive of all Canadian federal income tax considerations. This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors with respect to their own particular circumstances.

Shareholders Resident in Canada

The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act is, or is deemed to be, resident in Canada, deals at arm’s length with the Company and the Offeror, is not affiliated with the Company or the Offeror, and holds their Common Shares as capital property (a “Resident Shareholder”). The Common Shares will generally be considered capital property of a Resident Shareholder unless the Resident Shareholder holds their Common Shares in the course of carrying on business, or the Resident Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Resident Shareholders whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to have the Common Shares and all other “Canadian securities” as defined in the Tax Act owned by such Resident Shareholder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. This portion of the summary is not applicable to a Shareholder that is a “specified financial institution” or to a Shareholder an interest in which is a “tax shelter investment”, as defined in the Tax Act, or for purposes of the “mark-to-market” rules applicable to securities held by financial institutions as defined in the Tax Act. Such Shareholders should consult their own tax advisors.

Sale Pursuant to the Offer

A Resident Shareholder who disposes of Common Shares pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base of the Common Shares to the Resident Shareholder and any reasonable expenses incurred by the Resident Shareholder for the purpose of the disposition.

A Resident Shareholder will be required to include one-half of the amount of any resulting capital gain (a “taxable capital gain”) in income, and subject to and in accordance with the provisions of the Tax Act, will be required to deduct one-half of the amount of any resulting capital loss (an “allowable capital loss”) against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back up to three (3) taxation years or forwarded indefinitely and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. Any such capital loss realized by a Resident Shareholder that is a corporation resulting from the disposition of Common Shares may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received by it on the Common Shares, to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a Common Share is owned by a partnership or a trust of which a corporation, trust or partnership is a member or beneficiary.

A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains realized and dividends received or deemed to be received in respect of the Common Shares (but not the portion of any dividend or deemed dividend that is deductible in computing taxable income).

Capital gains realized by an individual (including certain trusts) may be subject to alternative minimum tax. Resident Shareholders should consult their own tax advisors with respect to alternative minimum tax.

Compulsory Acquisition of Common Shares

As described under Section 6 of this Circular, “Acquisition of Common Shares Not Deposited—Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited under the Offer pursuant to statutory rights of purchase under the OBCA. The tax consequences to a Resident Shareholder of a disposition of Common Shares in such circumstances generally will be as described above under Section 15 of this Circular, “Certain Canadian Federal Income Tax Considerations—Sale Pursuant to the Offer”.

A Resident Shareholder who elects to demand payment of the fair value of the holder’s Common Shares on a Compulsory Acquisition will be considered to have disposed of the Common Shares for proceeds of disposition equal to the amount received by the Resident Shareholder less the amount of interest awarded by the Court and will realize a capital gain (or a capital loss) in the manner, and subject to the treatment described above under Section 15 of this Circular, “Certain Canadian Federal Income Tax Considerations—Sale Pursuant to the Offer”. Any interest awarded to the Resident Shareholder by the Court will be included in the Resident Shareholder’s income for the purposes of the Tax Act.

Compelled Acquisition

As described under Section 6 of the Circular, “Acquisition Of Shares Not Deposited—Compelled Acquisition”, any Shareholder may, in certain circumstances and in accordance with Section 189 of the OBCA, require the Company to acquire such Shareholder’s Common Shares. A Resident Shareholder who disposes of Common Shares in such circumstances would generally be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to Shareholders that are corporations, as described below) equal to the amount by which the price paid by the Company for such Common Shares exceeds their paid-up capital for the purposes of the Tax Act. The difference between the purchase price and the amount of the deemed dividend would generally be treated as proceeds of disposition of such Common Shares for the purpose of computing any capital gain or capital loss arising on the disposition of such Common Shares. The tax consequences in respect of any such capital gain or capital loss would generally be as described above under “Sale Pursuant to the Offer”.

Under subsection 55(2) of the Tax Act, where a Resident Shareholder that is a corporation is deemed to receive a dividend under the circumstances described above, all or part of the dividend may be deemed not to be a dividend and instead may be treated as proceeds of disposition of the Common Shares for the purposes of computing the Resident Shareholder’s capital gain on the disposition of Common Shares. Accordingly, Resident Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them. Subject to the potential application of this provision, dividends deemed to be received by a Resident Shareholder that is a corporation as a result of the acquisition of the Common Shares by the Company will be included in computing the Resident Shareholder’s income, but normally will also be deductible in computing its taxable income.

A Resident Shareholder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the Resident Shareholder’s taxable income. Dividends deemed to be received by a Resident Shareholder who is an individual (including certain trusts) as a result of the acquisition of the Common Shares by the Company will be included in computing the Resident Shareholder’s income, and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from a taxable Canadian corporation.

Subsequent Acquisition Transaction

As described under Section 6 of this Circular, “Acquisition of Common Shares Not Deposited—Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a compulsory acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described under Section 6 of this Circular, “Acquisition of Common Shares Not Deposited—Subsequent Acquisition Transaction”, it is the Offeror’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be identical to the consideration offered under the Offer. However, the tax treatment of a Subsequent Acquisition Transaction to a Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and therefore could be materially different from the treatment described above. Resident Shareholders may be adversely affected by the tax treatment of a Subsequent Acquisition Transaction and should consult their own tax advisors for advice in this regard.

Shareholders Not Resident in Canada

The following portion of the summary is generally applicable to a Shareholder who at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is not, and is not deemed to be, resident in Canada, deals at arm’s length with the Company and the Offeror, is not affiliated with the Company or the Offeror, holds their Common Shares as capital property and does not use or hold, and is not deemed to use or hold, their Common Shares in connection with carrying on a business in Canada (a “Non-resident Shareholder”). Special rules, which are not discussed in this summary, may apply to a Non-resident Shareholder that is an insurer that carries on an insurance business in Canada and elsewhere.

A Non-resident Shareholder whose Common Shares are not “taxable Canadian property” will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares to the Offeror under the Offer. Generally, Common Shares will not constitute taxable Canadian property to a Non-resident Shareholder at a particular time, provided that such Common Shares are listed on a designated stock exchange (which currently includes the TSX) at that time and, provided that at no time during the 60-month period immediately preceding the disposition, the Non-resident Shareholder, persons with whom the Non-resident Shareholder does not deal at arm’s length, or the Non-resident Shareholder together with such persons, owned 25% or more of the shares of any class or series of the Company. For this purpose, a person will be considered to own any share in respect of which such person has an interest or option. Common Shares may also be deemed to constitute taxable Canadian property in certain circumstances under the Tax Act. A Non-resident Shareholder’s capital gain (or capital loss) in respect of Common Shares that are or are deemed to be taxable Canadian property (and are not “treaty-protected property”) will generally be computed in the manner described above under Section 15 of this Circular, “Certain Canadian Federal Income Tax Considerations—Sale Pursuant to the Offer”.

Even if the Common Shares are taxable Canadian property to a Non-resident Shareholder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Common Shares will not be included in computing the Non-resident Shareholder’s income for the purposes of the Act if the Common Shares are “treaty-protected property”. Common Shares owned by a Non-resident Shareholder will generally be treaty-protected property if the gain from the disposition of such property would, because of an applicable income tax treaty, be exempt from tax under the Tax Act.

Compulsory Acquisition

A Non-resident Shareholder whose Common Shares are not “taxable Canadian property” will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Common Shares pursuant to the Offeror’s statutory rights of purchase described under Section 6 of this Circular, “Acquisition of Common Shares Not Deposited—Compulsory Acquisition”. Interest awarded to a Non-resident Shareholder under a compulsory acquisition will not be subject to withholding tax under the Tax Act, provided that the Non-resident Shareholder deals at arm’s length with the Offeror at the time of such payment. If the Common Shares are not listed on a designated stock exchange at the time of disposition, the notification and withholding provisions of Section 116 of the Tax Act will apply to the Non-resident Shareholder. Non-resident Shareholders whose Common Shares are being compulsorily acquired should consult their own tax advisors for advice having regard to their particular circumstances.

Compelled Acquisition

As described under Section 6 of the Circular, “Acquisition Of Shares Not Deposited—Compelled Acquisition”, any Shareholder may, in certain circumstances and in accordance with Section 189 of the OBCA, require the Company to acquire such Shareholder’s Common Shares. A Non-Resident Shareholder who disposes of Common Shares in such circumstances would be deemed to receive a dividend and may realize a capital gain or a capital loss as discussed above under “Shareholders Resident in Canada—Compelled Acquisition”. Whether or not a Non-Resident Shareholder would be subject to tax under the Tax Act on any such capital gain would depend in part on whether the Common Shares are “taxable Canadian property” to the Non-Resident Shareholder for purposes of the Tax Act and whether the Non-Resident Shareholder is entitled to relief under an applicable income tax treaty or convention at that time. Dividends paid or deemed to be paid to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25% unless such rate is reduced under the provisions of an applicable income tax treaty or convention. Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compelled Acquisition.

Subsequent Acquisition Transaction

As described under Section 6 of this Circular, “Acquisition of Common Shares Not Deposited—Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described under Section 6 of this Circular, “Acquisition of Common Shares Not Deposited—Subsequent Acquisition Transaction”, it is the Offeror’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be identical to the consideration offered under the Offer. However, the tax treatment of a Subsequent Acquisition Transaction to a Non-resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and therefore could be materially different from the tax treatment described above. Non-resident Shareholders may be adversely affected by the tax treatment of a Subsequent Acquisition Transaction and non-resident Shareholders should consult their own tax advisors for advice in this regard.

16.	Material Changes and Other Information

Delisting of Common Shares

As noted above under “Effect of the Offer on the Market for Common Shares; Stock Exchange Listing and Quotations; and Public Disclosure by the Company”, Common Shares may cease to be listed on the TSX following the completion of the Offer. Non-resident Shareholders are cautioned that if the Common Shares are not listed on a prescribed stock exchange at the time they are disposed of: (a) the Common Shares will be taxable Canadian property to the Non-resident Shareholder; (b) the Non-resident Shareholder may be subject to income tax under the Tax Act in respect of any capital gain realized on such disposition, subject to any relief under an applicable income tax convention between Canada and the country in which the Non-resident Shareholder is resident; and (c) the notification and withholding provisions of Section 116 of the Tax Act will apply to the Non-resident Shareholder, in which case the Offeror will be entitled, pursuant to the Tax Act, to deduct or withhold an amount from any payment made to the Non-resident Shareholder. Non-resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of not disposing of their Common Shares pursuant to the Offer.

The Offeror has no information which indicates any material change in the affairs of the Company since the date of the last published interim financial statements of the Company. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

17.	Depositary and Information Agent

The Offeror has engaged The Laurel Hill Advisory Group as Information Agent. The Offeror has engaged Computershare Investor Service Inc. to act as Depositary for the receipt of certificates in respect of Common Shares and related Letters of Acceptance and Transmittal and Notices of Guaranteed Delivery deposited under the Offer. The Depositary will also facilitate book-entry transfers of Common Shares. Each of the Depositary and the Information Agent will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror and StockerYale have also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada and the federal securities laws of the United States. StockerYale has also agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer.

No fee or commission is payable by any Shareholder who transmits its Common Shares directly to the Depositary. Except as set forth above, neither StockerYale nor the Offeror will pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Common Shares pursuant to the Offer (other than to the Depositary or the Information Agent).

Questions and requests for assistance concerning the Offer should be made directly to the Information Agent at 1-888-211-2293.

The Offeror may engage a Dealer Manager and/or Soliciting Dealer in the future on customary terms.

18.	Legal Matters

Legal matters on behalf of the Offeror will be passed upon by, and the opinion contained under Section 15 of this Circular, “Certain Canadian Federal Income Tax Considerations” has been provided by Ogilvy Renault LLP, Canadian counsel to the Offeror.

19.	Offerees’ Statutory Rights

Securities legislation in the provinces and territories of Canada provides securityholders of the Company with, in addition to any other rights they may have at law, rights of rescission, price reversion, or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for the particulars of those rights or consult a lawyer.

20.	Directors’ Approval

The contents of the Offer and this Circular have been approved and the sending thereof to the Shareholders has been authorized by the Board of Directors of the Offeror and the Board of Directors of StockerYale and Acquisition Committee of StockerYale.

CONSENT

TO:	The Directors of

StockerYale Waterloo Acquisition Inc.:

We hereby consent to the reference to our opinion contained under Section 15 of this Circular “Certain Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer to Purchase dated June 27, 2008 made by StockerYale Waterloo Acquisition Inc. to the holders of Common Shares of Virtek Vision International Inc.

Toronto, Ontario

June 27, 2008	/s/ Ogilvy Renault LLP
OGILVY RENAULT LLP

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CERTIFICATE OF STOCKERYALE WATERLOO ACQUISITION INC.

June 27, 2008

The contents of this Offer and Circular have been approved, and the sending, communication and delivery thereof to the holders of Common Shares and options and warrants to purchase Common Shares has been authorized by the Board of Directors of StockerYale Waterloo Acquisition Inc. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

/s/ Mark W. Blodgett	/s/ Timothy P. Losik
Mark W. Blodgett	Timothy P. Losik
Chief Executive Officer and President	Chief Financial Officer and Treasurer

On behalf of the Board of Directors of StockerYale Waterloo Acquisition Inc.

/s/ Mark W. Blodgett	/s/ Timothy P. Losik
Mark W. Blodgett	Timothy P. Losik
Director	Director

/s/ Nicolas Cadieux
Nicolas Cadieux
Director

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CERTIFICATE OF STOCKERYALE, INC.

June 27, 2008

The contents of this Offer and Circular have been approved, and the sending, communication and delivery thereof to the holders of Common Shares and options and warrants to purchase Common Shares has been authorized by the Board of Directors of StockerYale, Inc. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

/s/ Mark W. Blodgett	/s/ Timothy P. Losik
Mark W. Blodgett	Timothy P. Losik
Chairman, President and Chief Executive Officer	Chief Operating Officer and Chief Financial Officer

On behalf of the Board of Directors of StockerYale, Inc.

/s/ Ben Levitan
Ben Levitan Director

/s/ Parviz Tayebati Parviz Tayebati
Director

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DEPOSITARY AND INFORMATION AGENT

The Depositary for the Offer is:

COMPUTERSHARE INVESTOR SERVICES INC.

By Mail:	By Registered Mail, Hand or by Courier:

P.O. Box 7021 31 Adelaide St E Toronto, ON M5C 3H2 Attention: Corporate Actions	100 University Avenue 9th Floor Toronto, ON M5J 2Y1 Attention: Corporate Actions

Toll Free (North America): 1-800-564-6253 Overseas: 1-514-982-7555	E-Mail: corporateactions@computershare.com

Montreal		Vancouver	Calgary

By Hand	By Registered Mail or by Courier	By Registered Mail, Hand or by Courier	By Registered Mail, Hand or by Courier

650 de Maisonneuve Blvd West Suite 700 Montreal, QC H3A 3S8	1500 University Street Suite 700 Montreal, Quebec H3A 3S8	50 Burrard Street 2nd Floor Vancouver, BC V6C 3B9	Western Gas Tower Suite 600 530 8th Avenue S.W. Calgary, AB T2P 3S8

The Information Agent for the Offer is:

THE LAUREL HILL ADVISORY GROUP

366 Bay St., 2nd Floor

Toronto, Ontario

M2H 4B2

Shareholders Call Toll-Free:

1-888-211-2293 (English and French speakers)

Banks and Brokers Call Toll-Free:

1-877-304-0211

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